Exhibit 99.2

America Service Group Announces First Quarter Results

    BRENTWOOD, Tenn.--(BUSINESS WIRE)--April 26, 2005--America Service Group Inc. (NASDAQ:ASGR):

    First Quarter and New Business Highlights:

    -- Net income of $3.9 million in the quarter, compared with a loss of $358,000 in the prior year period

    -- Adjusted EBITDA of $7.8 million in the quarter, compared with $6.7 million in the prior year period

    -- Net cash provided by operating activities of $8.4 million in the quarter, compared with $3.0 million in the prior year period

    -- Cash balances of $15.6 million at March 31, 2005, with no debt outstanding

    --  Five new contracts commenced operations year-to-date

    America Service Group Inc. (NASDAQ:ASGR) announced today results for the first quarter ended March 31, 2005.
    Commenting on first quarter results, Michael Catalano, chairman, president and chief executive officer of America Service Group, said, "The Company produced solid financial results in the first quarter that were consistent with our expectations. During the first quarter, the Company started operations on three new contracts. Also, during April, the Company commenced operations on another two new contracts."

    FAS 144 Impact on Income Statement Presentation Format

    As noted in our 2004 annual report on Form 10-K, the Company is applying the discontinued operations provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 144 ("FAS 144") to all service contracts that expire subsequent to January 1, 2002. FAS 144 requires the Company to follow the income statement presentation format described in FAS 144. The results of operations of contracts that expire, less applicable income taxes, are classified on the Company's consolidated statements of operations separately from continuing operations. The presentation prescribed for discontinued operations requires the collapsing of healthcare revenues and expenses, as well as other specifically identifiable costs, into the income or loss from discontinued operations, net of taxes. Items such as indirect selling, general and administrative expenses or interest expense cannot be allocated to expired contracts. The application of the FAS 144 accounting presentation to expired contracts has no impact on net income, earnings per share, total cash flows or stockholders' equity.
    As a result of the application of FAS 144, "healthcare revenues" and "healthcare expenses" on the Company's consolidated statements of operations for any period presented will only include revenues and expenses from continuing contracts. The Company will also discuss "Total Revenues," "Total Healthcare Expenses," and "Total Gross Margin," which will include all of the Company's revenues and healthcare expenses for a period (i.e., healthcare revenues plus revenues from expired service contracts, or healthcare expenses plus expenses from expired contracts). Total Gross Margin is defined as Total Revenues less Total Healthcare Expenses. Total Gross Margin excludes loss contract reserve utilization.

    Results for First Quarter Ended March 31, 2005

    Healthcare revenues from continuing contracts for the first quarter of 2005 were $168.7 million, an increase of 7.4% over the prior year quarter. Total Revenues, which includes revenues from continuing and discontinued contracts, for the first quarter of 2005 were $169.6 million, an increase of 0.8% over the prior year quarter.
    Healthcare expenses from continuing contracts for the first quarter of 2005 were $156.7 million, or 92.9% of healthcare revenues, as compared with $146.2 million, or 93.1% of healthcare revenues, in the prior year quarter. Total Healthcare Expenses for the first quarter of 2005 were $157.5 million, or 92.9% of Total Revenues, as compared with $157.2 million, or 93.4% of Total Revenues, in the prior year quarter.
    Gross margin from continuing contracts for the first quarter of 2005 was $12.0 million, or 7.1% of healthcare revenues, as compared with $10.9 million, or 6.9% of healthcare revenues, in the prior year quarter. Total Gross Margin, which includes continuing and discontinued contracts, for the first quarter of 2005 was $12.1 million, or 7.1% of Total Revenues, as compared with $11.1 million, or 6.6% of Total Revenues, in the prior year quarter.
    Selling, general and administrative expenses for the first quarter of 2005 were $4.3 million, or 2.5% of healthcare revenues, as compared with $4.4 million, or 2.8% of healthcare revenues, in the prior year quarter. Selling, general and administrative expenses as a percentage of Total Revenues for the first quarter of 2005 were 2.5%, as compared with 2.6% in the prior year quarter.
    Adjusted EBITDA for the first quarter of 2005 was $7.8 million, as compared with $6.7 million in the prior year quarter. As reflected in the attached schedule, the Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, amortization, increases or decreases in reserves for loss contracts and the charge for settlement of a Florida legal matter. The Company includes in Adjusted EBITDA the results of discontinued operations under the same definition.
    Depreciation and amortization expense for the first quarter of 2005 was $980,000, as compared with $968,000 in the prior year quarter.
    Income from operations for the first quarter of 2005 was $6.7 million, as compared with $272,000 in the prior year quarter. Included in the prior year income from operations is the negative impact of the $5.2 million charge for final settlement of a Florida legal matter.
    Net interest expense for the first quarter of 2005 was $228,000, as compared with $511,000 in the prior year quarter.
    Income from continuing operations before income taxes for the first quarter of 2005 was $6.5 million, as compared with a loss from continuing operations before income taxes of $239,000 in the prior year quarter. Included in the prior year loss from continuing operations before income taxes is the negative impact of the $5.2 million charge for final settlement of a Florida legal matter.
    The income tax provision for the first quarter of 2005 was $2.6 million, an approximate 40% effective tax rate, as compared with $352,000 in the prior year quarter. The income tax provision for the first quarter of 2005 is not comparable with the prior year period's income tax provision, due to the deferred tax valuation allowance that existed in the prior year quarter. Substantially all of the Company's deferred tax valuation allowance was reversed at June 30, 2004.
    Income from continuing operations for the first quarter of 2005 was $3.9 million, as compared with a loss from continuing operations of $591,000 in the prior year quarter. Included in the prior year income from continuing operations is the negative impact of the $5.2 million charge for final settlement of a Florida legal matter. Additionally, the income tax provision for the first quarter of 2005 is not comparable with the prior year periods' income tax provision, due to the deferred tax valuation allowance that existed in the prior year quarter.
    The income from discontinued operations, net of taxes, for the first quarter of 2005 was $25,000, as compared with $233,000 in the prior year quarter.
    Net income for the first quarter of 2005 was $3.9 million, or $0.36 basic and $0.35 diluted per common share, as compared with a net loss of $358,000, or $0.03 per share, basic and diluted, in the prior year quarter. Included in the prior year net income is the negative impact of the $5.2 million charge for final settlement of a Florida legal matter. Additionally, the income tax provision for the first quarter of 2005 is not comparable with the prior year period's income tax provision due to the deferred tax valuation allowance that existed in the prior year quarter.
    Cash on hand increased to $15.6 million at March 31, 2005, as compared with $7.2 million at December 31, 2004. Days sales outstanding in accounts receivable decreased to approximately 45 days at March 31, 2005, as compared with 50 days at December 31, 2004. The Company had no debt outstanding as of March 31, 2005.

    2005 Guidance

    The Company is maintaining its previous guidance for full-year 2005 results. Consistent with past practice, the Company's guidance for full-year 2005 results reflects only those contracts currently in operation and does not consider any potential new business. The Company's guidance assumes that the two contracts covered under the Company's loss contract reserve are not renewed subsequent to June 30, 2005. The Company currently expects 2005 earnings to be in a range of $1.42 to $1.53 per diluted share on expected diluted shares outstanding of approximately 11.25 million. Total Revenues from continuing and discontinued operations are expected to be in a range of $660 million to $700 million in 2005, dependent primarily upon the level of aggregate cap revenues realized during the year. Pre-tax income from continuing and discontinued operations is expected to be in a range of $26.6 million to $28.6 million in 2005. The Company expects its effective tax rate to be approximately 40% for 2005. Depreciation, amortization and interest expense is expected to be approximately $5.4 million in 2005. The Company expects an increase in cash on hand to approximately $30 million by December 31, 2005, assuming days sales outstanding in accounts receivable are reduced to approximately 40 days.

    Conference Call

    A listen-only simulcast and replay of America Service Group's first quarter conference call will be available online at www.asgr.com or www.earnings.com on April 27, 2005, beginning at 11:00 a.m. Eastern time. In addition, a copy of the press release containing the related financial information can be found on the Company's website.
    America Service Group Inc., based in Brentwood, Tennessee, is the leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs to government agencies for the medical care of inmates.
    This release contains certain financial information not derived in accordance with United States generally accepted accounting principles ("GAAP"). The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. A discussion of the Company's definition of such information and reconciliation to the most comparable GAAP measure is included below.
    The most directly comparable GAAP measures for the guidance provided by the Company are: Healthcare Revenues; Income from Continuing Operations Before Income Taxes; Depreciation and Amortization; and Interest, each of which will only include results from continuing contracts. Because it is not possible to reliably forecast discontinued operations, reconciliation of the Company's guidance to the most directly comparable GAAP measure is not practicable to be estimated on a forward-looking basis.
    This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the Company's beliefs and expectations of future performance, the effects of any stock split and may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements including, without limitation, risks related to the following: the Company's ability to retain existing client contracts and obtain new contracts; whether or not government agencies continue to privatize correctional healthcare services; the possible effect of adverse publicity on the Company's business; increased competition for new contracts and renewals of existing contracts; the Company's ability to execute its expansion strategies; the Company's ability to limit its exposure for catastrophic illnesses and injuries in excess of amounts covered under contracts or insurance coverage; the outcome of pending litigation; and the Company's dependence on key personnel. A discussion of these important factors and assumptions regarding the statements and risks involved is contained in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.


                      AMERICA SERVICE GROUP INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)

                                          Three Months Ended
                               --------------------------------------
                                Mar. 31,   % of     Mar. 31,   % of
                                 2005     Revenue     2004    Revenue
                               ---------  -------  ---------  -------
Healthcare revenues             $168,717    100.0   $157,026    100.0
Healthcare expenses              156,708     92.9    146,170     93.1
                               ---------  -------  ---------  -------
   Gross margin                   12,009      7.1     10,856      6.9
Selling, general and
 administrative expenses           4,304      2.5      4,416      2.8
Depreciation and
 amortization                        980      0.6        968      0.6
Charge for settlement
 of Florida legal matter              --       --      5,200      3.3
                               ---------  -------  ---------  -------
   Income from operations          6,725      4.0        272      0.2
Interest, net                        228      0.1        511      0.4
                               ---------  -------  ---------  -------
   Income (loss) from
    continuing operations
    before income taxes            6,497      3.9       (239)    (0.2)
Income tax provision               2,609      1.6        352      0.2
                               ---------  -------  ---------  -------
   Income (loss) from
    continuing operations          3,888      2.3       (591)    (0.4)
Income from discontinued
 operations, net of taxes             25      0.0        233      0.2
                               ---------  -------  ---------  -------
   Net income (loss)              $3,913      2.3      $(358)    (0.2)
                               =========  =======  =========  =======

Income (loss) per common
 share - basic:
  Income (loss) from
   continuing operations           $0.36              $(0.06)
  Income from discontinued
   operations, net of taxes           --                0.03
                               ---------           ---------
   Net income (loss)               $0.36              $(0.03)
                               =========           =========

Income (loss) per common
 share - diluted:
  Income (loss) from
   continuing operations           $0.35              $(0.06)
  Income from discontinued
   operations, net of taxes           --                0.03
                               ---------           ---------
   Net income (loss)               $0.35              $(0.03)
                               =========           =========

Weighted average common
 shares outstanding:
  Basic                           10,847              10,604
                               =========           =========
  Diluted                         11,161              10,604
                               =========           =========

                      AMERICA SERVICE GROUP INC.
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                                                 Mar. 31,    Dec. 31,
                                                   2005        2004
                                                ----------  ---------
                                ASSETS

Current assets:
 Cash and cash equivalents                         $15,576     $7,191
 Accounts receivable, healthcare
  and other less allowances                         85,018     93,111
 Inventories                                         7,739      7,639
 Prepaid expenses and other current assets          16,612     17,186
 Current deferred tax assets                         6,906      9,349
                                                ----------  ---------
Total current assets                               131,851    134,476
Property and equipment, net                          5,869      5,356
Goodwill, net                                       43,896     43,896
Contracts, net                                       8,386      8,793
Other intangibles, net                               1,018      1,076
Other assets                                        13,121     12,548
                                                ----------  ---------
Total assets                                      $204,141   $206,145
                                                ==========  =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                              $44,647    $49,786
     Accrued medical claims liability               26,251     25,808
     Accrued expenses                               46,877     45,351
     Deferred revenue                                9,477     11,869
     Current portion of loss contract reserve        3,006      6,062
                                                ----------  ---------
Total current liabilities                          130,258    138,876
Noncurrent portion of accrued expenses              12,725     11,259
Noncurrent deferred tax liabilities                  1,043      1,017
                                                ----------  ---------
Total liabilities                                  144,026    151,152
                                                ----------  ---------
Stockholders' equity:
     Common stock                                      109        108
     Additional paid-in capital                     56,397     55,203
     Deferred compensation                            (129)      (143)
     Retained earnings (accumulated deficit)         3,738       (175)
                                                ----------  ---------
Total stockholders' equity                          60,115     54,993
                                                ----------  ---------
Total liabilities and stockholders' equity        $204,141   $206,145
                                                ==========  =========

                      AMERICA SERVICE GROUP INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                  Three Months Ended
                                                       Mar. 31,
                                                ---------------------
                                                  2005         2004
                                                ----------  ---------
Operating Activities
Net income (loss)                                   $3,913      $(358)
Adjustments to reconcile net income (loss)
 to net cash provided by operating activities:
  Depreciation and amortization                        984        979
  Finance cost amortization                            146        147
  Stock option income tax benefits                      81         --
  Deferred income taxes                              2,469         --
  Amortization of deferred compensation                 14         --
  Interest on stockholders' notes receivable            --         (1)
  Changes in operating assets and liabilities:
   Accounts receivable, net                          8,093    (11,168)
   Inventories                                        (100)       560
   Prepaid expenses and other current assets           574      1,071
   Other assets                                       (595)       (46)
   Accounts payable                                 (5,139)     5,844
   Accrued medical claims liability                    443      4,786
   Accrued expenses                                  2,992        712
   Deferred revenue                                 (2,392)       603
   Loss contract reserve utilization                (3,056)      (138)
                                                ----------  ---------
 Net cash provided by operating activities           8,427      2,991
                                                ----------  ---------
Investing Activities
Capital expenditures                                (1,156)      (563)
                                                ----------  ---------
 Net cash used in investing activities              (1,156)      (563)
                                                ----------  ---------

Financing Activities
Net payments on line of credit and term loan            --       (496)
Issuance of common stock                               369        206
Exercise of stock options                              745        117
                                                ----------  ---------
 Net cash provided by (used in)
  financing activities                               1,114       (173)
                                                ----------  ---------

Net increase in cash and cash equivalents            8,385      2,255
Cash and cash equivalents at beginning of period     7,191      1,157
                                                ----------  ---------
Cash and cash equivalents at end of period         $15,576     $3,412
                                                ==========  =========

                      AMERICA SERVICE GROUP INC.
     SCHEDULE OF INCOME FROM DISCONTINUED OPERATIONS, NET OF TAXES
                            (In thousands)

                                          Three Months Ended
                                Mar. 31,    % of    Mar. 31,    % of
                                  2005    Revenue     2004    Revenue
                               ---------  -------  ---------  -------
Healthcare revenues                 $877     100.0   $11,279    100.0
Healthcare expenses                  832      94.9    11,022     97.7
                               ---------  -------  ---------  -------
   Gross margin                       45      5.1        257      2.3
Depreciation and amortization          4      0.4         11      0.1
                               ---------  -------  ---------  -------
   Income from discontinued
    operations
    before income taxes               41      4.7        246      2.2
Income tax provision                  16      1.8         13      0.1
                               ---------  -------  ---------  -------
   Income from discontinued
    operations, net of taxes         $25      2.9       $233      2.1
                               =========  =======  =========  =======

                      AMERICA SERVICE GROUP INC.
          DISCUSSION AND RECONCILIATION OF NON-GAAP MEASURES
                            (In thousands)

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles ("GAAP"). The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. A discussion of the Company's definition of such information and reconciliation to the most comparable GAAP measure is included below.

                            ADJUSTED EBITDA

The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, amortization, increases or decreases in reserves for loss contracts and the charge for settlement of a Florida legal matter. The Company includes in Adjusted EBITDA the results of discontinued operations under the same definition.

The Company believes that Adjusted EBITDA is an important operating measure that supplements discussions and analysis of the Company's results of operations. The Company believes that it is useful to investors to provide disclosures of its results of operations on the same basis as that used by management, credit providers and analysts. The Company's management, credit providers and analysts rely upon Adjusted EBITDA as a key measure to review and assess operating performance. Adjusted EBITDA is utilized by management, credit providers and analysts to compare the Company's current operating results with the corresponding periods in the previous year and to compare the Company's operating results with other companies in the healthcare industry.

Adjusted EBITDA is not a measure of financial performance under United States generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

        RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

                                                  Three Months Ended
                                                       Mar. 31,
                                                ---------------------
                                                   2005        2004
                                                ----------  ---------
Net income (loss)                                   $3,913      $(358)
Depreciation and taxes included in income
 from discontinued operations, net of taxes             20         24
Income tax provision                                 2,609        352
Interest, net                                          228        511
Charge for settlement of Florida legal matter           --      5,200
Depreciation and amortization                          980        968
                                                ----------  ---------
Adjusted EBITDA                                     $7,750     $6,697
                                                ==========  =========

   TOTAL REVENUES, TOTAL HEALTHCARE EXPENSES AND TOTAL GROSS MARGIN

The Company defines Total Revenues as healthcare revenues plus revenues from expired service contracts classified as discontinued operations. The Company defines Total Healthcare Expenses as healthcare expenses plus expenses from expired contracts classified as discontinued operations. The Company defines Total Gross Margin as Total Revenues less Total Healthcare Expenses. Total Gross Margin excludes loss contract reserve utilization.

The Company believes that Total Revenues, Total Healthcare Expenses and Total Gross Margin are useful measurements when comparing the Company's performance for such items as selling, general and administrative expenses, interest expense or tax expense as a percentage of revenue between periods. As a result of the application of FAS 144, "healthcare revenues," "healthcare expenses," and "gross margin" on the Company's consolidated statements of operations for any period presented will only include revenues and expenses from continuing contracts.

        RECONCILIATION OF HEALTHCARE REVENUES TO TOTAL REVENUES

                                                  Three Months Ended
                                                       Mar. 31,
                                                ---------------------
                                                   2005        2004
                                                ----------  ---------
Healthcare revenues                               $168,717   $157,026
Healthcare revenues included in income
 from discontinued operations, net of taxes            877     11,279
                                                ----------   --------
Total Revenues                                    $169,594   $168,305
                                                ==========   ========


  RECONCILIATION OF HEALTHCARE EXPENSES TO TOTAL HEALTHCARE EXPENSES

                                                 Three Months Ended
                                                       Mar. 31,
                                                ---------------------
                                                   2005        2004
                                                ----------  ---------
Healthcare expenses                               $156,708   $146,170
Healthcare expenses included in income
 from discontinued operations, net of taxes            832     11,022
                                                ----------   --------
Total Healthcare Expenses                         $157,540   $157,192
                                                ==========   ========

         RECONCILIATION OF GROSS MARGIN TO TOTAL GROSS MARGIN

                                                 Three Months Ended
                                                       Mar. 31,
                                                ---------------------
                                                   2005        2004
                                                ----------  ---------
Gross margin                                       $12,009    $10,856
Gross margin included in income from
 discontinued operations, net of taxes                  45        257
                                                ----------  ---------
Total Gross Margin                                 $12,054    $11,113
                                                ==========  =========


    CONTACT: America Service Group Inc.
             Michael Catalano, 615-373-3100
             or
             Michael W. Taylor, 615-373-3100